Exhibit 99.1

CONTACT: David Schulz Corporate Communications The First American Corporation (714) 800-3298 dschulz@firstam.com

FRANK V. MCMAHON TO JOIN THE FIRST AMERICAN CORPORATION

AS VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER

SANTA ANA, Calif., Feb. 22, 2006 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced that Frank V. McMahon has been named vice chairman and chief financial officer.

McMahon, currently a managing director with Lehman Brothers Holdings, Inc., will join First American on March 31, 2006. McMahon will be responsible for First American’s financial reporting division, capital markets activities, investor relations, and will oversee the operations of First American Trust and First Security Thrift. In addition, he will work with the company’s senior management on strategic planning and merger and acquisition activities.

“Frank is an excellent investment banker who has a deep understanding of Wall Street, the capital markets and our industry,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. ”Over the last 15 years, we have worked extensively with Frank on a number of transactions. His experience, integrity and insight have been, and will continue to be, invaluable to us. He will have a major impact on our company.”

A seasoned veteran with more than 20 years of experience in the financial services industry, McMahon has specialized in advising financial institutions and has been involved in many of the large mergers and acquisitions that have shaped the financial services landscape on the West Coast. He has managed the West Coast financial institutions practice for Lehman Brothers for the last six years and managed a similar

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Frank V. McMahon To Join First American As Vice Chairman And CFO

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group for Merrill Lynch from 1994 to 1999. McMahon earned an M.B.A. at the Fuqua School of Business at Duke University and received a bachelor’s degree in economics from Villanova University. He resides in Manhattan Beach, Calif., with his wife, Vikki, and their three children.

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, and Risk Mitigation and Business Solutions—a new segment that the company formed in 2005 by combining its Credit Information and Screening Information segments. With revenues of $8.1 billion in 2005, First American has approximately 2,000 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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